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                                                                   EXHIBIT 10.19

                                    FORM OF
                              NRTC/MEMBER AGREEMENT
                         FOR MARKETING AND DISTRIBUTION
                                 OF DBS SERVICES

         This Agreement is made by and between the NATIONAL RURAL
TELECOMMUNICATIONS COOPERATIVE, a District of Columbia corporation ("NRTC"), ________________________ ("Member") on this ___ day of ______________, 199__.
Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Exhibits.

         WHEREAS, Hughes Communications Galaxy, Inc. ("HCG") has obtained authorization from the Federal Communication Commission ("FCC") to construct, launch and operate one or more satellites and to transmit on 27 frequencies (the "HCG Frequencies") from the 101(degree) W.L. orbital location to provide Ku-Band Direct Broadcast Service ("DBS") to the Continental United States ("CONUS").

         WHEREAS, NRTC has entered into an agreement with HCG (the "HCG Agreement") in which NRTC has obtained the rights to distribute through its members and others certain DBS Services to rural America;

         WHEREAS, HCG intends to distribute sports, movies and other video entertainment and information programming as its own DBS business ("DirecTv") over the 101(degree) satellite(s) and to make such programming available to NRTC for distribution through its members and others;

         WHEREAS, NRTC wishes to provide Member with the right to distribute such DBS Services to Subscribers, and Member wishes to become a distributor of NRTC's DBS Services and HCG's DirecTv, if available, and to compensate NRTC for these services;

         NOW, THEREFORE, in consideration of the mutual promises set forth below and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, NRTC and Member hereby mutually agree as follows:

1. DBS SERVICES. The DBS Services to be provided by NRTC to Member for distributing to Committed Member Residences as defined under this Agreement shall consist of twenty (20) Cable Programming Services (the "Cable Programming"); the satellite transponder capacity; telementry, tracking and control ("TT&C") services to monitor the status of the satellite; service and facilities necessary to uplink, transmit and process the signals to deliver the Cable Programming access control services to control subscriber access to programming, including report-back information related to purchase data; security services designed to prevent and/or respond to and remedy security breaches; subscriber terminal equipment availability and NRTC support services, all as set forth in Exhibit A. The Cable Programming shall be provided in accordance with the terms and conditions set forth in Exhibit B. NRTC may also provide Member, if available, distribution rights to serve commercial establishments and to provide certain data and audio services under terms and conditions to be later agreed to by Member and NRTC.

2. NRTC ROLE (a) Grant of Distribution Rights. NRTC grants to Member the exclusive right to market and sell DBS Services transmitted over the HCG Frequencies to Committed Member Residences as set forth in Exhibit C ___________________. Any Committed Member


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Residence which subscriber to DBS Services shall be deemed a "Subscriber" under this Agreement. Committed Member Residences shall be determined by and limited to the specific residences listed or the specific geographic area described in Exhibit C ___________________, as appropriate. To the extent consistent with this Agreement and the terms of the Cable Programming agreements, Member shall have the right to establish the terms and conditions upon which it will market and sell DBS Services to Committed Member Residences and subject to its payment to NRTC or HCG, as appropriate of all sums required under this Agreement, shall be entitled to all revenues from such marketing and sales; provided, however that any rights to distribute any of the Cable Programming shall extend only to the extent and for the duration as may be provided under the relevant Cable Programming agreements. Member acknowledges that NRTC may be unable to obtain the right for Member to distribute Cable Programming to residences that have cable television service available.

         (b) DirecTv. NRTC grants to Member the non-exclusive right to market and sell DirecTv to Committed Member Residences to the extent such rights are granted to NRTC by HCG under the HCG Agreement. Member shall be compensated for its marketing and sale of DirecTv as specified in Exhibit D and in accordance with the terms and conditions contained in Exhibit D. The parties acknowledge that HCG does not now have the right to distribute DirecTv programming and has no obligation to NRTC or to Member to obtain such rights, but that HCG intends to use reasonable efforts to obtain such rights. Member acknowledges that HCG, on its own behalf, may market and sell DirecTv to residences, including Committed Member Residences.

         (c) Marketing. NRTC shall assist Member in marketing and promoting DBS Services. NRTC shall develop marketing materials and other information to be used by Member for national and local advertising and promotion of DBS Services. Marketing materials shall be provided to Member at no cost or at NRTC's cost.

         (d) Support Services. NRTC shall develop and provide Member with subscriber authorization and data reporting capability, retail billing services, central office subscriber support services and other services related to the provision of DBS Services.

         (e) Subscriber Terminal Equipment Availability. NRTC at Member's request shall contract with Thomson Consumer Electronics, Inc. ("TCE") to deliver subscriber terminal equipment to Member in quantities and under terms to be set forth in a separate agreement between Member and NRTC. TCE has represented to NRTC that the subscriber terminal equipment will be available in accordance with the terms and conditions set forth in Exhibit A.

3. MEMBER ROLE. (a) Marketing. Member shall at its own expenses, (i) use best efforts to promote, market and sell DBS Services to Committed Member Residences,
(ii) participate in NRTC sponsored promotional and advertising campaigns and cooperate with NRTC in marketing tests and research, as reasonably requested by NRTC; (iii) respond promptly to all inquires about DBS Services; and (iv) use print, electronic and other media to promote the sale of DBS Services to the extent commercially practical. Member shall determine the specific timing amount of funds expended in such promotion, marketing and sales.



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         (b) Subscriber Authorization. Member shall (i) authorize new
Subscribers through the Conditional Access Management Center ("CAMC") in accordance with procedures established by NRTC and provide NRTC with the Subscriber's name, address, zip code, descramble identification and such other information as NRTC may reasonably request; (ii) maintain information regarding the location of each Subscriber's descrambler; (iii) require all Subscribers to notify Member in the event the location of any descrambler is changed; (iv) promptly proved new descrambler location information and all updated Subscriber information to NRTC; and (v) require Subscriber to agree to NRTC audit procedures as necessary to maintain current information regarding the location of descramblers. "Authorized Subscriber" means any and all Subscribers that are authorized by the CAMC as of the 15th of any given billing month to receive any and all DBS Services.

         (c) Billing and Collection. Member shall at its own expense (i) receive and process orders; (ii) bill and collect payment; (iii) service subscribers accounts; (iv) keep accurate books of account covering all transactions relating to its responsibilities under this Agreement; and (v) provide NRTC with such records and account information as may be reasonably requested by NRTC.

         (d) Unauthorized Reception. Member shall take all reasonable steps required to ensure that DBS Services are not received at any unauthorized location or in any unauthorized manner. NRTC reserves the right to deny access to DBS Services to Subscribers whose descramblers have been the subject of unauthorized or inappropriate use as determined by NRTC. Member shall cooperate with NRTC and assist in implementing security measures designed to prevent and/or respond to or remedy security breaches related to the DBS Services.

4. PAYMENT TERMS. (a) Committed Member Payment and NRTC Marketing and Development Fee. Upon execution of this Agreement, Member shall pay NRTC on a one-time basis the Committed Member Payment and the NRTC Marketing and Development Fee in the amounts specified in Exhibit C ________________________ .

         (b) Monthly Operating Fees. Member shall pay NRTC monthly operating fees ("Monthly Fees") on a per Authorized Subscriber basis in accordance with the terms and conditions set forth in Exhibit E. NRTC shall notify Member at least 30 days in advance of any adjustments to the Monthly Fees.

         (c) Monthly Security Services Fees. Member shall pay NRTC a monthly fee for security services on a per Authorized Subscriber basis ("Security Fee") in accordance with the terms and conditions set forth in Exhibit F. Member shall notify NRTC of any activities which could result in a Security Breach (as defined in Exhibit G). If NRTC is notified of a Security Breach by HCG and such breach has not been cured in accordance with the procedures outlined in Exhibit G, NRTC shall notify Member and Member's Security Fee shall be suspended until the Security Breach is cured; provided, however, that such suspension shall not relieve Member of its obligation to pay NRTC the amount of any Security Fee due and payable to NRTC for services provided prior to such notice nor relieve Member of any other payment obligations under this Agreement.



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         (d) Monthly Programming Fees. Member shall pay NRTC on a monthly basis all programming fees, compulsory copyright license fees and other fees required for the Cable Programming on a per Authorized Subscriber basis. Programming fees shall be based substantially on accepted cable industry rate cards. NRTC shall provide Member with a rate card specifying applicable fees prior to the Service Commencement Date, which shall be attached hereto as Exhibit H. In addition, beginning in the fourth year of operation, if required under the Cable Programming agreements, Member shall agree to pay the cost of programming fees for minimum subscriber levels of up to five percent (5%) (based on Member's total number of Committed Member Residences) and/or any fees, guarantees, penalties or costs due under the programming agreements that are attributable to Member's failure to provide the required minimum subscriber level.

         (e) NRTC Margin. NRTC shall be entitled to charge Member and Member shall pay NRTC a reasonable margin on the cost of providing DBS Services under this Agreement, as determined by NRTC's Board of Directors consistent with the exercise of good faith and sound business judgment.

         (f) Invoices. Bills rendered by NRTC to Member under this Agreement shall be due and payable within 15 days of the date of invoice. Member shall be liable to NRTC for payment of all charges regardless of whether Member actually collects or receives payment from Subscribers. Any charges due are delinquent if not paid fifteen (15) days after the date of the invoice. Interest at a rate of 1.5% per month will be paid by Member on any balance owed to NRTC which is not paid when due. Should Member fail to pay in a timely manner any fees or other amounts due NRTC, then NRTC shall have the right to offset such amounts against and deduct such amounts from any fees of sums payable to Member for marketing or sale of DirecTv or other services under this Agreement.

         (g) Place of Payment. All payments by Member pursuant to this Agreement shall be made to NRTC at the address provided in Section 23 and shall be deemed received and made only upon actual receipt by NRTC.

         (h) Suspension of Services for Non-Payment. (I) If NRTC does not receive full and timely payment from Member of the fees described in this
Section 4, after written notice to Member and a 10 day period to cure, NRTC may
(i) suspend any and all DBS Services to Member or Subscribers; (ii) provide all DBS Services to and receive payment directly from Subscriber; and/or (iii) commence collection procedures or judicial action, at law or in equity, to collect such sums, damages, costs, liabilities and expenses (including, without limitation, court costs and reasonable attorneys' fee and other third party fee(s), collectively "Expenses"). In addition, NRTC may at any time identify member in writing to HCG. If NRTC identifies Member to HCG, HCG may, in its sole discretion, after written notice to Member, followed by a 15 day period to cure,
(i) suspend any and all DBS Services to Member and/or Subscribers and/or (ii) commence collection procedures or judicial action, at law and in equity to collect such sums, damages, costs, liabilities and Expenses. If Member does not pay NRTC (or HCG, as appropriate), then NRTC also may exercise its rights pursuant to Section 14.

                  (II) If NRTC (i) has received full payment of fees due from Member, but does not timely pay HCG all or any portion of such fees that are due HCG by NRTC or (ii) fails to


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identify Member to HCG as delinquent, then under the HCG Agreement HCG may not suspend DBS Services to Member or Subscribers but may thereafter require Member to pay such fees directly to HCG rather than to NRTC under this Agreement.

5. SERVICE COMMENCEMENT, SERVICE TERM. (a) Service Commencement Date. The Service Commencement Date "shall mean the date on which HCG commences provision of DBS Services. The scheduled Service Commencement Date under the HCG Agreement is April 1, 1994. This date is based upon the scheduled launch of the satellite in December of 1993. Member acknowledges that the schedule Service Commencement Date is subject to change due to delays in launching the satellite and implementation and development of the other elements of DBS Services. Member acknowledges that the Services Commencement Date may occur earlier than April 1, 1994.

         (b) Late Commencement Payments. If the Service Commencement Date has not occurred by December 31, 1994, the HCG Agreement has not otherwise been cancelled or terminated, HCG is required to pay to NRTC for a maximum of 36 months a monthly Late Commencement Payment in an amount equal to 0.95 percent of the aggregate Committed Member Payments actually paid to HCG by NRTC pursuant to the HCG Agreement ("Late Commencement Payment"). Upon receipt of any such Late Commencement Payment from HCG, NRTC shall pay Member on a quarterly basis its pro rata share based on the Committed Member Payment made by Member under this Agreement. Any Late Commencement Payment due to Member at the end of a month in which the Service Commencement Date occurs shall be pro rated. No Late Commencement Payment shall be due or payable if the failure or delay in the performance by HCG of its obligations result from any acts or omissions of NRTC, Member, other NRTC Members or their agents. If the Services Commencement Day does not occur by December 31, 1997, NRTC or HCG may terminate the HCG Agreement, and in such event this Agreement may be terminated pursuant to
Section 13 and Member shall be entitled to receive refunds pursuant to Section
12.

         (c) Service Term. Unless this Agreement is cancelled, terminated, or expires earlier, it shall remain in effect until HCG removes the satellite from its assigned orbital location (the "Satellite Expiration Date"). In the event the Satellite Expiration Date occurs earlier than ten (10) years from the Service Commencement Date, Member shall receive a refund of its Committed Member Payment in accordance with Section 12.

6. CONTRACT DECISION PROCESS. (a) Conditions. If HCG has not met certain conditions under the HCG Agreement related to development of DBS Services and/or obtaining the necessary Cable Programming by December 1, 1992, either NRTC or HCG may by December 11, 1992, terminate the HCG Agreement. If HCG has not obtained the necessary Cable Programming but has met the other conditions related to development of DBS Services, NRTC may elect not to terminate the HCG Agreement and instead may attempt to obtain the Cable Programming on its own behalf. If NRTC does not assume by March 1, 1993, the obligation to obtain the Cable Programming, the HCG Agreement will terminate at that time.

         (b) Threshold Payment. If NRTC has not paid HCG at least $100 million in aggregate Committed Member Payments on or before December 11, 1992, the HCG Agreement may terminate.


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         (c) Escrow Account. All Committed Member Payments paid to NRTC prior to
December 1, 1992 (or March 1, 1993, applicable) shall be placed in an interest-bearing Escrow Account. If the HCG Agreement is terminated as described above, the escrowed Committed Member Payments plus accrued interest shall be released to NRTC. Upon receipt, NRTC shall refund to Member its Committed Member Payment plus its pro-rata share of any occurred interest. If the HCG Agreement is not terminated, then the Committed Member Payments in the Escrow Account, plus any accrued interest, shall be released to HCG.

7. REPRESENTATIONS, WARRANTIES, AND COVENANTS. (a) Authority. NRTC and Member each represent and warrant to the other that it has all requisite power and authority (i) to execute, deliver and perform this Agreement and all agreements, documents and instruments executed and delivered by each in connection with this Agreement; (ii) to own, lease or operate its property and assets; and (iii) to carry on its business as presently conducted.

         (b) Litigation. NRTC and Member each represent and warrant to the other that, to the best of its knowledge there is no outstanding or threatened judgement, threatened or pending litigation or proceeding, involving or affecting the transactions provided for in, or contemplated by, this Agreement, except as has been previously disclosed in writing by either party to the other.

         (c) Laws. NRTC and Member each shall comply with all FCC and other governmental (whether international, federal, state, municipal, or otherwise) statutes, laws, rules, regulations, ordinances, codes, directives and orders of any such governmental agency, body, or court applicable to it regarding the provision of DBS Services.

         (d) Member. For purposes of this Agreement, the term "Member" shall include both Members and Affiliates of NRTC as defined in the Bylaws or NRTC. Member shall comply with and be bound by the provisions of the Articles of Incorporation and Bylaws of NRTC and by such policies as it may adopt from time to time.

8. INDEMNIFICATION. (a) Member shall indemnify and hold harmless NRTC, its other Members, its affiliated companies, and its officers, directors, employees and agents from all liabilities, claims, costs, damages and Expenses arising out of any breach or claimed breach of any representations, warranties or obligations of Member pursuant to this Agreement.

         (b) Member shall indemnify and hold harmless NRTC, its other Members, HCG and their affiliated companies, and its officers, directors, employees and agents from all liabilities, claims, cost, damages and Expenses arising out of any breach or claimed breach of any representation, warranties or obligations of Member pursuant to this Agreement.

         (c) If NRTC or HCG determines that is provisions of any programming violates any applicable laws, NRTC or HCG may cease providing such programming to Member. Member agrees that NRTC, HCG or program providers may change, black-out, terminate or discontinue at any time any Cable Programming being delivered. NRTC reserves the right with the exercise of good faith and reasonable business judgement, to substitute or to change programming or modify the terms and conditions related to the programming offered. In such event, NRTC shall use reasonable best efforts to claim and provide Member alternate programming. Member shall


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indemnify and hold harmless NRTC, its other Members, HCG and their respective affiliated companies, officers, directors, employees and agents from and against any and all liabilities, claims, costs, damages and Expenses caused by or resulting from the content of the Cable Programming or the cessation of any DBS Services.

         (d) Member recognizes that pursuant to the HCG Agreement, HCG may deliberately preempt or interrupt the use of all or a portion of DBS Services in unusual or abnormal situations to protect the overall performance of the satellite and shall indemnify and hold harmless NRTC and HCG, and their affiliated companies, officers, directors, employees and agents from and against any and all liabilities, claims, costs, damages and Expenses resulting from such cessation of any DBS Services.

9. TRADEMARKS AND LOGOS. Member may use NRTC's or HCG's trademarks, services marks or logos only in accordance with any licensing arrangements established by NRTC and/or HCG, as appropriate. NRTC also may make available approved promotional material with the names, trademarks and/or logos of HCG or the programming providers for Member's use in marketing, advertising and promotion of DBS Services or DirecTv in accordance with guidelines furnished by NRTC. Member may not otherwise use any trademark, servicemark or logo of NRTC, HCG or any programming providers in any promotional, marketing or advertising materials without the permission of the owner of same. Member shall contact NRTC to obtain permission from HCG or the programming providers when necessary and for any information and assistance pertaining to HCG or the programming providers.

10. AVAILABILITY OF INFORMATION AND CERTIFICATE OF COMPLIANCE.

         (a) Statements. Member shall provide within 30 days of a request by NRTC a statement, certified by an appropriate officer of Member or in independent billing service, setting forth the number of Subscribers receiving DBS Services during the month specified in such request and stating to the best of the officer's knowledge that DBS Services were provided and distributed during such month in full compliance with all of the provisions of this Agreement. At NRTC request, Member shall permit NRTC or its representatives at reasonable times during normal business hours (or at any time if Member is in default or breach of this Agreement) to review during the term of this Agreement and for one (1) year thereafter, its Subscriber accounting system.

         (b) Accuracy of Information. If requested by NRTC, Member shall within ninety (90) days following the end of Member's fiscal year, during any portion of which this Agreement is in effect, provide a letter addressed to NRTC signed by an appropriate officer of Member which attests to the completeness and accuracy of all information supplied to NRTC by Member during the preceding fiscal year. Member's obligation to supply letters of attention shall continue after the termination of this Agreement until NRTC receives the letter with respect to the last fiscal year during any portion of which this Agreement is in effect.

11. OUTAGE CREDITS. In the event of the occurrence of outages in portions of DBS Services, as generally described in Exhibit I, HCG is required to provide certain credits to NRTC pursuant to the HCG Agreement, to be applied toward fees for future services. NRTC shall make all such credits provided by HCG available to Member on a prorated basis in


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consideration of the amount of such credits and the number of Members entitled to receive a proration of such credits.

12. REFUNDS TO MEMBER. Pursuant to the HCG Agreement, HCG is required to provide refunds to NRTC as generally described in Exhibit J. NRTC shall make all refunds it receives from HCG available to Member on a prorated basis in consideration of the amount of the refunds, the amount of Member's Committed Member Payment and the number of Members entitled to receive a portion of the refunds. Member recognizes that refunds, if any, shall not include interest.

13. TERMINATION OF HCG AGREEMENT. In the event the HCG Agreement is terminated, except as provided in Section 15, NRTC may terminate this Agreement and neither party shall have any further obligations regarding the other except as specifically provided in this Agreement; provided, however, that Member shall receive refunds from NRTC as may be due and payable under Section 12 of this Agreement.

14. BREACH BY MEMBER. If Member fails to make any and all payments due to NRTC (or HCG, as appropriate) under this Agreement, or otherwise breaches or fails to perform a material obligation under this Agreement, in addition to any other remedies available in law or in equity, NRTC may in its sole discretion and upon 30 days written notice to Member, including therein, a 10 day period for Member to cure, (i) suspend all DBS Services to Member and/or Subscribers; (ii) terminate this Agreement; and (iii) bring an action for and immediately declare due and payable all sums due and owing NRTC (or HCG, as appropriate). In addition, if HCG has suspended any or all of the DBS Services to Member and/or Subscribers for sixty (60) or more days under Section 4(h), then NRTC may terminate this Agreement immediately upon notice to Member, and HCG may bring an action at law or in equity to collect from Member the sums due under Section 4 to NRTC (or HCG, as appropriate) and the liabilities, costs, damages and Expenses associated therewith. In the event of a termination under this Section, neither NRTC nor HCG shall be responsible or liable to Member or others for any damages, costs or Expenses arising therefrom; nor shall NRTC or HCG owe or be required to provide Member any refund of amounts previously paid to NRTC or HCG by Member. Upon such termination, Member shall have no further right to provide DBS Services to any Subscribers and DBS Services may be provided to the Subscribers directly by NRTC or any other distributor as NRTC may appoint.

15. NRTC BREACH OF HCG AGREEMENT. If the HCG Agreement is terminated or cancelled as a result of a default or breach by NRTC, HCG is obligated to NRTC under the HCG Agreement to continue to provide DBS Services to Member (subject to Section 4(h)) either, at HCG's option, (i) by the assumption by HCG of NRTC's rights and obligations under this Agreement (which assumption is hereby expressly permitted upon written notice to Member) or (ii) under a new agreement containing substantially the same terms or terms no less favorable than those provided Member under this Agreement. This provision does not apply in the case of a termination under Section 6.

16. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISIONS IN THIS AGREEMENT TO THE CONTRARY, NRTC SHALL NOT BE LIABLE TO MEMBER FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES,


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INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS,
CLAIMS OF CUSTOMERS, LOSS OF GOODWILL OR LOSS OF PROFITS OR MARGINS, ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS. ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY NRTC EXCEPT TO THE EXTENT SPECIFICALLY AND EXPRESSLY PROVIDED FOR HEREIN. IT EXPRESSLY IS AGREED THAT NRTC'S SOLE OBLIGATIONS AND LIABILITIES RESULTING FROM A BREACH OF THIS AGREEMENT AND MEMBER'S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING FROM NEGLIGENCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREIN ARE THOSE SET FORTH IN SECTIONS 6, 11 AND 12 AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED.

17. INJUNCTIVE RELIEF. NRTC and Member each shall have the right to obtain injunctive relief, if necessary, in order to prevent the other party from willfully breaching its obligations under this Agreement or to compel the other party to perform its obligations under this Agreement. If either party should bring an action against the other in order to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and costs in addition to any other remedy it may have.

18. FORCE MAJEURE. Any failure or delay of performance shall not be deemed a breach of this Agreement by NRTC if such failure or delay results from any acts of God, labor, dispute, breakdown of facilities, failure of equipment, mechanical failure, weather, fire, flood, legal enactment, government order or regulation, any act or omissions of Member or any similar cause beyond the reasonable control of NRTC. Nothing in this Section shall be deemed to limit Member's rights to receive Late Commencement Payments, release of escrowed Committed Member Payment and any accrued interest, outage credit and refunds, if applicable, pursuant to Sections 5, 6, 11 and 12 of this Agreement.

19. ASSIGNMENT AND TRANSFER. Member shall not assign or transfer, directly or indirectly, in whole or in part, its rights or obligations under this Agreement without the prior written consent of NRTC and HCG, which consent shall be not unreasonably withheld , NRTC may transfer this Agreement in whole to a successor of all or substantially all of its assets upon written notice to Member.

20. CONFIDENTIALITY. (a) General. NRTC and Member shall hold in confidence all provisions of this Agreement and all information provided by either party to the other in connection with this Agreement. NRTC and Member acknowledge and agree that all information related to this Agreement, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third persons (other than to affiliates, officers, directors, employees and agents of NRTC and Member, each of whom is bound by this provision) without the prior written consent of both Member and NRTC, except: (i) at the written direction of the other party; (ii) to the extent necessary to comply with law or valid court order of a court of competent jurisdiction, in which event the party shall notify the other party as promptly as


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practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of the information; (iii) as part of its normal reporting or review procedures to its parent company, its auditors and its attorneys who agree to be bound by this Section; (iv) in order to enforce any rights pursuant to this Agreement (v) in order to comply with the provisions of any programming agreements or copyright licensing requirements; (vi) to obtain appropriate insurance, provided the insurance company agrees in writing to be bound by this Section; (vii) to obtain financing; provided that any person or entity providing financing agrees in writing to be bound by this Section; (viii) to obtain programming services; (ix) and to the extent NRTC may be permitted or required to disclose information or provide this Agreement to HCG under the HCG Agreement.

         (b) Subscriber Information. NRTC acknowledges that Member has substantial proprietary interests and rights to subscriber information and agrees to maintain all subscriber information on a strictly confidential basis. NRTC and Member each further covenant that except as provided in Section 4(h) and Section 14 under no circumstances will use or allow others to use the subscriber information for any reason other than to verify amounts due under the terms of this Agreement and for purposes as are approved in advance and in writing by the other party. In the event a Subscriber subscribes to both DBS Services and DirecTv, NRTC and Member recognize that HCG shall also have proprietary interests in the subscriber information.

         (c) Confidentiality Survival. All provisions in this Agreement relating to the confidentiality of information shall survive the termination, expiration, cancellation or rescission of this Agreement for a period of five (5) years.

21. CONSTRUCTION AND MODIFICATION OF AGREEMENT. The existence, validity, construction, operation and effect of this Agreement and all Exhibits shall be determined in accordance with and be governed by the laws of the District of Columbia. The Agreement and Exhibits constitute the entire agreement between the parties and supersede all previous understandings, commitments and representations concerning the subject matter. Each party acknowledges that the other party has not made any representations other than those that are contained in this Agreement and Exhibits. This Agreement and Exhibits may not be amended or modified in any way, except (i) as provided in the Agreement or Exhibits or
(ii) by a writing signed by an authorized officer of the party against whom the amendment, modification or waiver is sought to be enforced. In addition, any amendment or modification to this Agreement or the Exhibits is contingent on HCG's prior written approval (which shall not be unreasonably withheld), except the amounts due and payable to NRTC for Committed Member Payments, TT&C, Ground Services and Security Services may be modified without HCG's prior approval to the extent that such modified amounts are not less than those contained in the HCG Agreement.

22. NO INFERENCE. No provision of this Agreement will be interpreted against any party solely because the party or its legal representation drafted the provision.

23. NOTICES. All notices and other communications from either party to the other under this Agreement shall be in writing and shall be deemed received upon actual receipt or upon the expiration of the fifth business day after being deposited in the United States' mails, postage prepaid, addressed to the other party as follows:

TO NRTC:                                        TO MEMBER:

National Rural Telecommunications
Cooperative
Woodland Park
Herndon, VA  22071
Attention:  Chief Executive Officer

cc:  Executive Director

24. SEVERABILITY. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail and this Agreement shall be limited only to the extent necessary to permit compliance with the minimum legal requirement. No other provisions of this Agreement shall be affected and all other provisions shall continue in full force and effect.

25. TAXES. Member shall be responsible for and shall pay all applicable property, sales, use or similar taxes imposed by any local, state, national or international, public or quasi-public governmental entity, in respect to Member's marketing, sale, distribution or other activities related to DBS Services.

26. INTENDED THIRD PARTY BENEFICIARY. The provisions of this Agreement are for the benefit of the parties. It is expressly agreed and understood that HCG is an intended third party beneficiary of this Agreement. No other persons or parties are intended as beneficiaries of this Agreement and none shall have rights to enforce or benefit from the provisions of this Agreement. NRTC and Member acknowledge and agree that (a) HCG is not a party to this Agreement and is not bound by or liable to NRTC or Member under the provisions of this Agreement except to the extent that HCG assumes NRTC's rights and obligations under this Agreement pursuant to Section 15, and (b) that Member is not a third party beneficiary under the HCG Agreement.

27. NON WAIVER OF BREACH. Either party may specifically waive any breach of this Agreement by the other party, provided that no waiver shall binding or effective unless in writing and no waiver shall constitute a continuing waiver of similar or other breaches. A waiving party, at any time, and upon notice given in writing to the breaching party, may direct future compliance with the waived term or terms of this Agreement, in which event the breaching party shall comply as directed from that time forward.

28. EXHIBITS. Each and every Exhibit associated with this Agreement, and the terms and conditions contained in the Exhibits, are incorporated into and made a part of this Agreement. Certain Exhibits may be amended from time to time, pursuant to Section 21.

29. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all counterparts together shall constitute but one and the same document.

30. COOPERATION. Each party shall cooperate with the other and shall execute additional documents as are reasonably necessary in order to carry out the provisions of this Agreement.

         WHEREOF, each of the parties to this Agreement has duly executed and delivered this Agreement as of the day and year indicated below.

National Rural                                Member
Telecommunications Cooperative

By:                                           By:
        ---------------------------                  ---------------------------

Title:                                        Title:
        ---------------------------                  ---------------------------

Date:                                         Date:
        ---------------------------                  ---------------------------

                                    FORM OF
                                  AMENDMENT TO
                       NRTC/MEMBER AGREEMENT FOR MARKETING
                        AND DISTRIBUTION OF DBS SERVICES

         This Amendment ("Amendment") to that certain NRTC/Member Agreement For The Marketing And Distribution of DBS Services, dated ______________, 199__ ("Agreement"), is made by and between ___________________________ ("Member") and NATIONAL RURAL TELECOMMUNICATIONS COOPERATIVE ("NRTC").

A. For other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto amend the Agreement and Exhibits as follows:

         1. Section 1 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         1. DBS SERVICES. The DBS Services to be provided by NRTC to Member for distribution to Committed Member Residences and/or to Commercial Establishments (as both are defined under and subject to the terms of this Agreement) shall consist of twenty-two (22) cable programming services ("Cable Programming"); all other video, audio, data packages, "a la carte" programming services and other services which are transmitted by HCG over the HCG Frequencies to Committed Member Residences and/or to Commercial Establishments to the extent HCG has obtained such rights ("HCG DirecTv"); the satellite transponder capacity; telemetry, tracking and control ("TT&C") services to monitor the status of the satellite; services and facilities necessary to uplink, transmit and process the signals to deliver Cable Programming; access control services to control subscriber access to programming, including report-back information related to purchase data; security services designed to prevent and/or respond to and remedy security breaches; subscriber terminal equipment availability and NRTC support services, all as set forth in Exhibit A. Cable Programming shall be provided in accordance with the terms and conditions set forth in Exhibit B, which exhibit may be amended by NRTC from time to time. Cable Programming and HCG DirecTv are referred to in this Agreement collectively as "Programming".

         2. NRTC ROLE. (a) Grant of Distribution Rights. NRTC grants to Member the exclusive right to market, sell and retain revenue from Programming (except Non Select Services as defined in Section 2(b)) transmitted over the HCG Frequencies directly to Committed Member Residences as set forth in Exhibit C__. Programming and the terms and conditions with respect to Programming marketed and sold to Committed Member Residences are set forth in Exhibit H, which exhibit may be amended by NRTC from time to time. Any
Committed Member Residence and/or Commercial Establishment as applicable, which subscribes to Programming shall be deemed a "Subscriber" under this Agreement. Committed Member Residences shall be determined by and limited to the specific residences listed or the specific geographic area described in Exhibit C___, as appropriate. Member shall also have the right to market, sell and retain revenue from the distribution of Programming (except Non Select Services) directly to commercial establishments such as hotels, bars and similar establishments being determined by and limited to those locations within counties or zip codes for which Member has exercised Member Contract Options C-2, C-6, C-7, C-8 or C-9. The Programming that is available to be marketed and sold to Commercial Establishments shall be governed by the terms and conditions to be set forth in Exhibit H-1, which exhibit may be amended by NRTC from time to time. To the extent consistent with this Agreement and the terms of the Programming agreements, Member shall have the right to establish the terms and conditions upon which it will market and sell Programming (except Non Select Services) to such Committed Member Residences and/or Commercial Establishments and, subject to its payment to NRTC or HCG, as appropriate, of all sums required under this Agreement, shall be entitled to all revenues from such marketing and sales to Committed Member Residences and Commercial Establishments ("Member Revenues"). Any rights to distribute, market, sell and retain revenue from any of the Programming shall be subject to Section 8 of this Agreement and shall extend only to the extent and for the duration as may be provided under the relevant Programming agreements. Member acknowledges that NRTC may be unable to obtain the right for Member to distribute Programming to residences that have cable television services available. With respect to Programming, NRTC shall pay to Member on a pro rata basis all other net revenues that NRTC receives from HCG which are directly attributable to Committed Member Residences and/or Commercial Establishments. The parties acknowledge that HCG does not now have the right to distribute all of the planned HCG DirecTv and has no obligation to NRTC or to Member to obtain all of such rights, but that HCG intends to use reasonable efforts to obtain all of such rights.

         3. Section 2(b) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         (b) Non Select Services. If a services or rights provider of HCG DirecTv requires payment of minimum subscriber guarantees, advance payments or other similar commitments (collectively, "Commitment"), and if and to the extent NRTC requires Member to pay a pro rata share of such Commitment, NRTC shall establish and notify Member of its share ("Member's Share"). If Member pays its Member's Share, then such programming services shall be deemed Programming. If Member is unwilling or unable to pay timely its Member's Share, or if NRTC decides against such Commitment and does not establish a Member's Share, then HCG shall become the exclusive distributor of such service(s) vis-a-vis NRTC and Member ("Non Select Services") and, in such event, Member shall bill and collect and pay to HCG or NRTC, as appropriate, the revenues for Non Select Services to Committed Member Residences and/or Commercial Establishments, as applicable. Member may retain five percent (5%) of the gross revenues collected by Member for the Non Select Services and shall remit to NRTC or HCG, as appropriate, the amounts pursuant to Section 4(d)(iii).

         4. Section 2(d) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         (d) Support Services. NRTC shall develop and provide Member with Subscriber authorization, retail billing and data, reporting services. With respect to these support services. NRTC shall (i) provide and perform all obligations necessary in connection with the DBS Billing and Authorization System ("NRTC Billing System") described in the DBS Billing and Authorization System Specifications (Section 7 of Exhibit A, "Specifications"), (ii) monitor and control all subcontractors under agreement to provide specific portions of the NRTC Billing System and (iii) request and manage any and all identified change orders with subcontractors for NRTC Billing System improvements. From time to time, NRTC may amend the Specifications, or any exhibits related to the Specifications. NRTC shall provide further central office Subscriber support services and other services related to the provisions of DBS Services as circumstances dictate and shall notify Member of any amendments to the Specifications as soon as reasonably possible.

         5. Section 3(c) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         (c) Billing and Collection. Member shall utilize the NRTC Billing System according to procedural guidelines and requirements established and amended by NRTC from time to time and shall perform Subscriber payment processing described herein in a timely manner and on an accurate and efficient basis. Member shall, at its own expense, (i) receive and process Subscriber orders, (ii) bill Subscriber by and through the NRTC Billing System ("Member Billing(s)") (iii) perform all obligations and adhere to all standards outlined in the Specifications, (iv) service Subscriber accounts, (v) keep accurate books of account covering all transactions relating to its responsibilities under this Agreement and (vi) provide NRTC with such records and account information as may be reasonably requested by NRTC. Member shall collect and process Subscriber payments pursuant to Member Billings using the system ("NRTC Remittance System") described in Exhibit K, which exhibit may be amended by NRTC from time to time, unless Member elects to use the Member Remittance System described in Exhibit K-1 by completing the election set forth in Exhibit K-1. Member may change to NRTC at least 90 days prior to Member's requested effective date for the change and (2) NRTC provides written approval of such change, which approval shall not be unreasonably withheld.

         6. Section 4(d) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         (d) Monthly Programming Fees. Member shall pay NRTC on a monthly basis the following: (i) All applicable programming fees, compulsory copyright license fees and other fees required for the Programming. Cable Programming fees shall be based substantially on accepted cable industry rate cards, as appropriate. Applicable fees for the Programming marketed and sold to Committed Member Residences are listed on Exhibit H. Applicable fees for marketing the Programming available to Commercial Establishments are to be set forth on Exhibit H-1. In addition, beginning in the fourth year of operation, if required under the Cable Programming agreements, Member shall agree to pay the cost of programming fees for minimum subscriber levels of up to five percent (5%) (based on Member's total number of Committed Member Residences) and/or any fees, guarantees, penalties or costs due under the programming agreements that are attributable to Member's failure to provide the required minimum subscriber level.

(ii) A sum equal to five percent (5%) of the monthly Member Billing(s) for Programming, excluding the following: Non Select Services; authorization fees; late fees; taxes; and other fees or charges billed to Subscribers that are not attributable to Programming.

(iii) Subject to Section 2(b), all gross revenues collected from Non Select Services, except when such revenues are paid directly to HCG, as appropriate.

         7. Section 12 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         12. REFUNDS. (a) Pursuant to the HCG Agreement, HCG is required to provide refunds to NRTC as generally described in Exhibit J. NRTC shall make all refunds its receives from HCG available to Member on a prorated basis in consideration of the amount of the refunds, the amount of Member's Committed Member Payment and the number of Members entitled to receive a portion of the refunds. Member recognizes that refunds, if any, shall not include interest.

         (b) Pursuant to the HCG Agreement, HCG is required to provide to NRTC five percent (5%) of the Net Proceeds from any HCG Sale. The terms (a) "HCG Sale" shall mean any sale or lease by HCG of any HCG Frequencies or associated Transponder on either of the initial two DBS Satellites other than those delivering Cable Programming and (b) "Net Proceeds" shall mean the proceeds net of all NRTC and HCG expenses associated with an HCG Sale. NRTC shall pay all Net Proceeds it receives from HCG to Member on a prorated basis in consideration of the amount of the Net Proceeds, the amount of Member's Committed Member Payment and the number of Members entitled to receive a portion of the Net Proceeds. Member recognizes that Net Proceeds, if any, shall not include interest. HCG sale-leasebacks (or the like), public offerings or stock offerings, inter-Affiliate transfers or restructures or other HCG sales or leases in which NRTC continues to retain the distribution rights to Programming transmitted over the capacity are specifically excluded from the definition of an HCG Sale. For purposes of Section 13, the term "refunds" as used therein shall include Net Proceeds, if applicable.

         8. Section 20(b) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

         (b) Subscriber Information. NRTC acknowledges that Member has substantial proprietary interests and rights to Subscriber information and agrees to maintain all Subscriber information on a strictly confidential basis. NRTC and Member each further covenant that except as provided in Section 4(h) and Section 14 under no circumstances will it use or allow others to use the Subscriber information for any reason other than to verify amounts due under the terms of this Agreement and for purposes as are approved in advance and in writing by the other party. In the event HCG distributes Non Select Services to a Subscriber. NRTC and Member recognize that HCG shall also have proprietary interests in such Subscriber's information.

         9. Section 7 of Exhibit A to this Agreement is hereby deleted in its entirety and replaced by the attached Section 7 dated February 14, 1994.

         10. Exhibit D to this Agreement is hereby deleted in its entirety.

         11. Exhibit E to this Agreement is hereby deleted in it entirety and replaced by the attached Exhibit E dated February 14, 1994.

B. Except as specifically provided above, all terms and provisions of the Agreement and Exhibits shall remain unmodified and in full force and effect.

C. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

D. MEMBER SPECIFICALLY ACKNOWLEDGES THAT NRTC MUST MEET CERTAIN REQUIREMENTS OF HCG BEFORE THIS AMENDMENT CAN BECOME LEGALLY BINDING. IF NRTC IN SUCCESSFUL IN MEETING THESE REQUIREMENTS, NRTC SHALL EXECUTE THIS AMENDMENT. IF NRTC IS UNSUCCESSFUL IN MEETING THESE REQUIREMENTS, THIS AMENDMENT SHALL BE NULL AND VOID AND THE AGREEMENT SHALL CONTINUE IN FULL FORCE AND EFFECT UNMODIFIED BY THE TERMS AND CONDITIONS OF THIS AMENDMENT.

         IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized representatives effective as of the date signed by NRTC.

                                                NATIONAL RURAL
                                                TELECOMMUNICATIONS
                                                COOPERATIVE

By:                                             By:
       -----------------------                         -------------------------
Date:                                           Date:
Title: President                                Title: Chief Operating Officer

                         SCHEDULE 1 TO EXHIBIT 10.19

1. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated April 26, 1993 by and between Spacenet, Inc. ("Spacenet") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994. Covers Committed Member Residences ("CMR") in the following geographic areas: Los Alamos, Colfax and San Miguel Counties, New Mexico.

2. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated December 16, 1992 by and between Coast Satellite TV ("Satellite") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 15, 1994, assigned to Pacific pursuant to an Application for Assignment (Of All Rights) made by Satellite and Pacific and approved by the NRTC and DirecTv as of March 19, 1995 and subsequently assigned to DTS California pursuant to an Application for Assignment (Of All Rights) made by Pacific and DTS California and approved by the NRTC and DirecTv as of April 1, 1996. Covers CMR in the following geographic areas: San Luis Obispo, CA.

3. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated July 30, 1993 by and between Intertech Satellite Systems, Inc. ("Intertech") and the NRTC, as amended by Amendment to NRTC/Member Agreement for the Marketing and Distribution of DBS Services dated March 25, 1994, assigned to Northeast pursuant to an Application for Assignment (Of All Rights) made by Intertech and Northeast and approved by the NRTC and DirecTv as of March 30, 1994 and subsequently assigned to DTS New York I pursuant to an Application for Assignment (Of All Rights) made by Northeast and DTS New York I and approved by the NRTC and DirecTv as of August 29, 1996. Covers CMR in the following geographic areas: Cortland, Schuyler and Yates Counties, New York.

4. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated November 30, 1993 by and between Sky Vision, Inc. ("Sky Vision") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 25, 1994, assigned to Skywave Communications, Inc. ("Skywave") pursuant to an Application for Assignment (Of All Rights) made by Sky Vision and Skywave and approved by the NRTC and DirecTv as of January 30, 1995 and subsequently assigned to DTS Kansas pursuant to an Application for Assignment (Of All Rights) made by Skywave and DTS Kansas and approved by the NRTC and DirecTv as of January 31, 1997. Covers CMR in the following geographic areas: Cowley, Sumner, Lynch, Harvey, Greenwood, Allen, Anderson, Bourbon, Coffey, Linn, Woodson, Clay, Sedgwick, and Shawnee, Kansas.

5. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated May 10, 1993 by and between Direct Television of New Mexico, Inc. ("DTNM") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, assigned to Teg pursuant to an Application for Assignment (Of All Rights) made by DTNM and Teg and approved by the NRTC and DirecTv as of February 20, 1995 and subsequently assigned to DTS New Mexico pursuant to an Application for Assignment (Of All Rights) made by Teg and

         DTS New Mexico and approved by the NRTC and DirecTv as of August 29, 1996. Covers CMR in the following geographic areas: Santa Fe, Taos, Lea and Rio Arriba, New Mexico.

6. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated July 29, 1993 by and between Omega and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, assigned to DTS Colorado pursuant to an Application for Assignment (Of All Rights) made by Omega and DTS Colorado and approved by the NRTC and DirecTv as of August 29, 1996. Covers CMR in the following geographic areas: Saguache and Chaffee Counties, Colorado.

7. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated July 24, 1992 by and between Pee Dee (formerly Pee Dee Electric Membership) and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, assigned to DTS South Carolina I pursuant to an Application for Assignment (Of All Rights) made by Pee Dee and DTS South Carolina I and approved by the NRTC and DirecTv as of November 26, 1996. Covers CMR in the following geographic areas: Chesterfield, Darlington, Dillon, Lee, Marion, Marlboro, Florence, and Clarendon, South Carolina.

8. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated November 10, 1992 by and between Santee (by assignment from Santee Electric Cooperative, Inc.) and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, assigned to DTS South Carolina II pursuant to an Application for Assignment (Of All Rights) made by Santee and DTS South Carolina II and approved by the NRTC and DirecTv as of November 26, 1996. Covers CMR in the following geographic areas:
         Clarendon, Georgetown and Williamsburg, South Carolina.

9. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated December 18, 1992 by and between Direct (formerly Direct Programming Services Associates, Ltd.) and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 25, 1994, assigned to DTS Kentucky pursuant to an Application for Assignment (Of All Rights) made by Direct and DTS Kentucky and approved by the NRTC and DirecTv as of January 1, 1997. Covers CMR in the following georgraphic areas: Pike, Anderson, Franklin, Madison, Pulaski, Spencer, Jefferson, Oldham, Bourbon, Fayette, Jessamine, Scott, woodford, Daviess, Boone, Campbell, Kenton, Clark, Ohio, Warren, Barron, Pulaski, Spencer, Grant, Shelby, Edmonson, Grayson, Butler, Simpson, Hancock, McLean, Russell, Carroll, Clinton, Wayne, McCreary, Trimble, Nelson, and Boyle, Kentucky.

10. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated November 12, 1993 by and between Kansas DBS, L.L.C. ("Kansas DBS") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 14, 1994, assigned to DTS Kansas pursuant to an Application for Assignment (Of All Rights) made by Kansas DBS and DTS Kansas and approved by the NRTC and DirecTv as of January 31, 1997. Covers CMR in the following geographic areas: Barber, Barton, Cheyenne, Clark, Cloud, Comanche, Ellis, Ellsworth, Finney, Ford, Gove, Grant, Gray, Greeley, Hamilton, Harper, Huskell, Hodgeman, Jewell, Kearney, Kingman, Kiowa, Lincoln, Logan, McPherson, Meade, Mitchell, Morton, Osborne, Ottawa, Pratt, Rawlins, Reno, Republic, Rice, Russell, Saline, Scott, Seward, Sheridan, Sherman, Smith, Stafford, Stanton, Stevens, Thomas, Trego, Wallace, Wichita, Edwards, Ness, Pawnee, Rush, Lane, Dickinson, Elk, Sedgwick, Butler, and Edwards, Kansas.

11. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated October 22, 1992 by and between Northeast DBS Enterprises, L.P. ("Northeast DBS") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, assigned to DTS Vermont pursuant to an Application for Assignment (Of All Rights) made by Northeast DBS and DTS Vermont and approved by the NRTC and DirecTv as of February 18, 1997. Covers CMR in the following geographic areas: Chesire, Sullivan and Grafton, New Hampshire; Bennington and Windsor, Vermont; Litchfield and Windham, Connecticut; and Butler and Wayne Counties, Pennsylvania.

12. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated December 18, 1992 by and between Mitchell and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, assigned to DTS Georgia pursuant to an Application for Assignment (Of All Rights) made by Mitchell and DTS Georgia and approved by the NRTC and DirecTv as of May 9, 1997. Covers CMR in the following georgraphic areas: Baker, Colquitt, Early, Miller Seminole, Tift, Worth, Terrell, Sumter, Lee, Dougherty, Calhoun, Decatur, Grady, and Mitchell, Georgia.

13. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated October 11, 1993 by and between DigiCom and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 25, 1994, assigned to DTS Georgia pursuant to an Application for Assignment (Of All Rights) made by DigiCom and DTS Georgia and approved by the NRTC and DirecTv as of May 9, 1997. Covers CMR in the following geographic areas: Lamar and Monroe, Georgia.

14. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated June 4, 1992 by and between Planters and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 25, 1994, assigned to DTS Georgia pursuant to an Application for Assignment (Of All Rights) made by Planters and DTS Georgia and approved by the NRTC and DirecTv as of May 9, 1997. Covers CMR in the following geographic areas: Burke, Tenkers, and Screven, Georgia.

15. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated June 5, 1992 by and between Washington and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 25, 1994, assigned to DTS Georgia pursuant to an Application for Assignment (Of All

         Rights) made by Washington and DTS Georgia and approved by the NRTC and DirecTv as of May 9, 1997. Covers CMR in the following geographic areas: Baldwin, Glascok, Hancock, Jefferson, Johnson, Warren, Washington, Wilkinson, Greene, Putnam, Morgan, Jasper, Jones, and Twiggs, Georgia.

16. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 4, 1993 by and between Falls Earth Station, Inc. ("Falls Earth") and the NRTC, as amended by Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS Services dated March 31, 1994, and assigned to DTS New York I (successor of merger to Digital Television Services of New York II, LLC) pursuant to an Application for Assignment (of All Rights) made by Falls Earth and DTS New York II and approved by the NRTC and DirecTv as of August 29, 1996. Covers CMR in the following geographic areas: Madison and Oneida Counties, New York.